UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 5, 2012

WEIGHT WATCHERS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Virginia	001-16769	11-6040273
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11 Madison Avenue, 17th Floor, New York, New York	10010
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 589-2700

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 10, 2012, Weight Watchers International, Inc. (the “Company”) announced the appointment of Nicholas P. Hotchkin to serve as its Chief Financial Officer, effective August 20, 2012. Mr. Hotchkin, age 46, joins the Company after having spent the past five years at Staples, Inc. (“Staples”), a global leader in the office supply industry. Most recently, Mr. Hotchkin was Senior Vice President of Finance for the U.S. Retail division of Staples based in Massachusetts, a position he has held since May 2010. Before assuming that position, he had been Senior Vice President of Finance and Treasurer of Staples, a position he held from November 2006 to April 2010. Prior to joining Staples, Mr. Hotchkin held several corporate finance positions with Delphi Corporation and General Motors Corporation including assignments in the United States, Asia and Europe. Mr. Hotchkin received his B.A. in Economics from Harvard College and his M.B.A. from the Harvard Business School.

The material terms of Mr. Hotchkin’s employment arrangement are as follows: (i) a base salary of $475,000 per year; (ii) eligibility for an annual, performance-based cash bonus with a target bonus percentage of 65% (25% based on individual performance and 75% based on the Company’s performance) of his base salary and, for fiscal 2012, a pro-rated performance-based cash bonus based on a Company financial performance goal rating of no less than 100%; (iii) a one-time sign-on bonus of $180,000 repayable by Mr. Hotchkin if he fails to relocate to the New York metropolitan area, or voluntarily resigns or is terminated for “cause”, during the twelve (12)-month period following his first day of employment; (iv) eligibility to participate in the Company’s executive profit sharing plan; (v) a car allowance of $1,100 per month; (vi) reimbursement of reasonable relocation, temporary living and moving costs which reimbursement amount will be grossed-up by the Company for taxes, if any; and (vii) an equity award granted in two equal installments with an aggregate value of $593,750 ($445,312.50 in the form of non-qualified stock options and $148,437.50 in the form of restricted stock units). The grant date of the first installment of the equity award shall be his first day of employment and such award shall annually vest proportionately over a four (4)-year period beginning with the first anniversary of his employment start date, and the grant date for the second installment of the equity award shall be November 15, 2012 and such award shall vest in full on the third anniversary of the November grant date. The number of stock options granted will be based on the Black-Scholes value as of a date seven (7) days before the applicable grant date and the number of restricted stock units will be granted based on the closing price of the Company’s common stock as of the date seven (7) days before the applicable grant date. The exercise price for stock option awards shall be determined by the average of the closing prices of shares of the Company’s common stock on the last five trading days preceding and including the applicable grant date and the other terms and conditions of the equity awards will generally be consistent with other hiring awards by the Company.

In addition, Mr. Hotchkin will become party to a continuity agreement with the Company. The agreement will have an initial term from the date of execution until December 31, 2014 and will contain terms and conditions consistent with those set forth in the Company’s continuity agreements with David P. Kirchhoff, President and Chief Executive Officer of the Company, and Jeffrey A. Fiarman, Executive Vice President, General Counsel and Secretary of the Company. Such terms and conditions are described in further detail on pages 31 and 45 through 48 of the Company’s Definitive Proxy Statement on Schedule 14A, dated April 9, 2012.

In the event of the termination of Mr. Hotchkin’s employment by the Company other than for “cause”, Mr. Hotchkin will receive a lump sum payment within thirty (30) days of his termination equal to six (6) months of his base salary and the Company shall pay for his continued medical insurance coverage under the Company-sponsored health plans for six (6) months following the termination (or such shorter period of time if he obtains alternative health coverage from another employer); provided, however, such lump sum shall not be paid in the event termination results from a change in control of the Company and benefits or other consideration in connection therewith is payable pursuant to an agreement, including the continuity agreement discussed above, with the Company.

In connection with his appointment as Chief Financial Officer, Mr. Hotchkin will also serve as the Company’s principal financial officer and principal accounting officer. Concurrent with the effectiveness of Mr. Hotchkin’s appointment, Mr. Kirchhoff will relinquish his role as the Company’s acting principal financial officer and Amy Kossover will relinquish her role as the Company’s acting principal accounting officer. Mr. Kirchhoff will continue in his role as the Company’s President and Chief Executive Officer and as a Director of the Company. Ms. Kossover will continue in her role as Senior Vice President, Corporate Finance, and Controller of the Company.

Attached to this Form 8-K as Exhibit 99.1 is a copy of the press release issued by the Company announcing Mr. Hotchkin’s appointment as the Company’s Chief Financial Officer.

Item. 9.01. Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release dated July 10, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEIGHT WATCHERS INTERNATIONAL, INC.

DATED: July 10, 2012	By:	/s/ Jeffrey A. Fiarman
	Name:	Jeffrey A. Fiarman
	Title:	Executive Vice President, General Counsel and Secretary

Exhibit Index

Exhibit	Description

99.1	Press Release dated July 10, 2012.

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